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                                                                  EXHIBIT 10.64

June 10, 1997


Mr. R. Gale Schluter
Vice President & General Manager
Space & Defense Systems
McDonnell Douglas Aerospace Group
McDonnell Douglas Corporation
5301 Bolsa Avenue
Huntington Beach, CA 92647-2048

Subject: Memorandum of Agreement


Dear Gale:

This is to confirm in writing our mutual understanding, reached by Dr. Harrison, the undersigned and you in previous meetings regarding the subject, that the Memorandum of Agreement between McDonnell Douglas Corporation and SPACEHAB, Incorporated dated 28, July, 1995 is null and void and of no effect. Please confirm this understanding by returning an executed copy of this letter at your convenience.

Sincerely,

/s/  Chester M. Lee                       Acknowledged &
----------------------------              Approved By: /s/  R. Gale Schluter
Chester M. Lee                                         ------------------------
President                                              R. Gale Schluter

                                          Date:        20 January 1997


CML/jam
Enclosure(s)
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                                  MEMORANDUM of
                                    AGREEMENT

                                     between
                                McDONNELL DOUGLAS
                                   CORPORATION
                                       and

                                    SPACEHAB
                                  INCORPORATED


                                     28 July
                                      1995
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                             MEMORANDUM OF AGREEMENT

         This Agreement concurred upon on July 14,1995, is between McDonnell Douglas Corporation ("MDC"), acting through its McDonnell Douglas Aerospace -Huntsville component, with an address at 689 Discovery Drive, Huntsville, AL 35806-2804, and SPACEHAB, Inc. ("SHI") with an address at 1215 Jefferson Davis Highway, Suite 1501, Arlington, VA 22202-4302, collectively "the Parties".

         WHEREAS:

         A. SHI has entered into contracts with NASA, hereinafter referred to as "Use Contracts," for the lease and operational services of pressurized habitable Shuttle Middeck Augmentation modules. MDC is SPACEHAB's sole subcontractor on such activity.

         B. The Use Contracts have established the following four major marketing assets for SHI and MDC:

         1. Low cost, reconfigurable modules for a variety of space business applications;

         2. Valuable integration and operational services experience and knowledge base;

         3.       A successful commercialization example and;

         4. A powerful alliance between SHI and MDC for extensive penetration of the domestic and international Space Industry Market and potentially other technology markets.

         C. By leveraging on the Use Contract success and experience, the parties can create many new space business opportunities in the future.

         D. SHI is an entrepreneurial commercial firm with international strategic partners pursuing a strategy of excellent service and of providing private investment to incrementally displace public investment funding and, therefore, engaged in the marketing, commercial development, financing, conceptual design, operation, and leasing of crew-tended space systems.

         E. MDC is an aerospace corporation engaged in providing the systems management, design, development, integration, production and operation of crewtended space systems, including those for SHI.

THEREFORE:

         The Parties intending to be legally bound agree:

         1. During the term of this agreement SHI will grant to MDC a right of first refusal to perform as prime contractor to SHI for the commercial provision and support of all crew-tended and support space systems including, but not limited to, the following, should they become SHI contracts:

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         i.       CMAM-type science missions;

         ii.      International Space Station Alpha (hereinafter referred to as
                  ISSA) Phase 1 docking mission with the Mir Space Station;

         iii.     ISSA Centrifuge/Life Sciences Module; and,

         iv. All production, integration, and operation work to provide crew tended space systems and all logistics and operation of the ISSA or Shuttle or derivatives thereof.

         (a) MDC intends to support SHI in such business pursuits as described in items 1 (i) to 1 (iv) above in its traditional role and relationship with SHI, and will continue the nature of past relationships in the pursuit and conduct of the scope of business as identified. Where MDC elects to pursue these business opportunities as a prime, MDC will make reasonable best efforts to structure and present opportunities to customers utilizing SHI and its commercial service approach to satisfying customer's requirements.

         (b) MDC may exercise its right of first refusal hereunder for the specific project(s) covered by the right of first refusal by delivery of a notice of acceptance to SHI within 30 days of SHl's notice of the right of first refusal to MDC.

         (c) SHI will not contract with any party other than MDC for the performance of all or any of the work described in items 1 (i) to 1 (iv) above unless MDC has failed to exercise its right of first refusal within 30 days of the notice of said right, including an outline of reasonable principal terms, given by SHI to MDC. In the event that MDC does not exercise its right of first refusal within said time period, SHI shall be entitled to contract with one or more parties on terms no more favorable than those offered MDC, but only for the project(s) or product(s) covered by the right of first refusal written notice delivered to MDC.

         (d) Notwithstanding an exercise of the right of first refusal by MDC, for any individual proposal effort should the customer direct in writing, despite the reasonable efforts of the parties to convince the customer of the benefit of the teaming arrangement, a different contractor and subcontractor relationship, then SHI will not be obligated to honor MDC's right of first refusal for said proposal effort.

         2. The Parties recognize that third parties may be brought into association from time to time in order to maximize international and/or domestic funding, support, acceptability, and competitiveness. The parties will perform this necessary accretion of associates cooperatively. In those cases where MDC exercises its right of first refusal the contractual relationship of the third party will be as sub contractor to MDC. The parties recognize that from time to time a direct contract between SHI and a third party may be necessary in order to maximize international and/or domestic funding, support, acceptability, and competitiveness. In those cases where the parties wish to proceed with a direct contract with a third party each party agrees to negotiate a mutually acceptable third party arrangement.

         3. This Agreement shall terminate automatically upon the earliest of the following events to occur: (i) the expiration of 10 years following the date hereof, (ii) the debarment or suspension of either party by the Government,
(iii) mutual agreement in writing by the parties. This agreement may be extended for 10 additional years in 5 year increments by mutual agreement of the parties in writing.
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         4. Subject to Lloyd's concurrence, MDC agrees to amend the Amended and
Restated Credit Agreement dated December 29, 1993, signed by the Parties to extend the Revolving Credit Commitment Termination and Final Maturity dates until December 31, 1998. The Revolving Credit Commitment (RCC) amount will be reduced to $6 million as of January 1, 1996.

         5. This Agreement shall not be assignable by either party without the prior written consent of the other and shall not be modified by any trade usage or prior course of dealing between the parties or in any way other than by a writing signed by the party to be charged therewith. This Agreement shall be governed by the laws of Missouri.

         6. This Agreement shall not constitute, create, give effect to or otherwise imply a joint venture, pooling arrangement, partnership, or formal business organization of any kind. The rights and obligations of the parties shall be limited to these expressly set forth herein. Nothing herein shall be construed as providing for the sharing of profit or loss arising out of the efforts of either or both parties. Neither party shall be liable to the other for any of the costs, expenses, risks or liabilities arising out of the other's efforts in connection with the performance of this Agreement, except to the extent provided for under any subcontract contemplated herein.

         7. Either Party by affixing an appropriate legend may identify any documented information furnished by it to the other party during the period of this agreement as the proprietary information of the furnishing party. The receiving party shall not use the identified information for any purpose other than the performance of the agreed tasks and shall not, without the written approval of the other party, disclose the identified information to others, except that this limitation on use or disclosure shall not apply to (i) information that the receiving party can prove was already known to it or subsequently becomes known to it from a source other than the furnishing party,
(ii) information that has fallen into the public domain other than through disclosure by the receiving party, (iii) an inadvertent disclosure by the receiving party that occurs despite its exercise of reasonable diligence to prevent such disclosure, (iv) use of disclosure that occurs later than five (5) years after the date of this agreement, or (v) any disclosure by either party to NASA for NASA'a use under contract. Upon any termination of this Agreement, each party at the request of the other shall return to the other all documents reflecting information identified by the other as its proprietary information.

         8. Any invention made by the parties jointly during performance of precontract proposal activities where the parties are each responsible for their own proposal costs shall be their joint property and they shall share equally in the cost of obtaining patent protection in the U. S. and such foreign countries as may be agreed. Neither party shall license any such joint invention without the written approval of the other party.

         9. Neither party shall make any news releases about or disclose the contents of the Agreement without prior written consent of the other party except as may be required by law.
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         10. Any notice, consent, demand, or request required or permitted by this Agreement shall be in writing, and shall be deemed to have been sufficiently given when personally delivered or received by confirmed telephonic facsimile (FAX) or deposited in the United States registered mail, return receipt requested, and addressed as follows:

For SHI:                               For MDC:
M. E. Grayson                          P. J. Nohalty
C. F. O.                               Director, Business Management
Spacehab, Inc.                         McDonnell Douglas Aerospace - Huntsville
1215 Jefferson Davis Highway           689 Discovery Drive
Suite 1501
Arlington, Virginia 22202              Huntsville, Alabama 35608

         11. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.

SPACEHAB.INC,                          McDonnell Douglas Corporation
By                                     By
Richard P. Hora                        R. D. Goodman
President and CEO                      Director  of Contracts and Pricing
SPACEHAB, Inc.                         McDonnell Douglas Aerospace